Exhibit 99.1
AMENDMENT NO. 1
TO
THE EXECUTIVE EMPLOYEE SUPPLEMENTAL RETIREMENT AGREEMENT
WITH
ROBERT A. LIVINGSTON, JR.
     This Amendment No. 1 to the Executive Employee Supplemental Retirement Agreement (“Amendment”) is made as of February 25, 2010 by and between Dover Corporation (the “Company”) and Robert A. Livingston, Jr. (the “Executive Employee”), with reference to that certain Executive Employee Supplemental Retirement Agreement entered into as of January 1, 1985 between the Company and the Executive Employee (the “Agreement”).
All capitalized terms not defined herein shall have the meanings set forth in Section 1 of the Agreement.
In consideration of the mutual agreements contained herein and for other consideration, the value, sufficiency, and receipt of which is hereby acknowledged, the Company and Executive Employee agree as follows:
1. The Benefit Schedule under the Agreement setting forth the Executive Employee’s Normal Benefit and Pre-Retirement Survivor’s Benefit and any references thereto in the Agreement shall be deleted from the Agreement.
2. A new definition of “2008 Year-End Balance” is added to Section 1 of the Agreement, setting forth the Executive Employee’s accrued benefit under the Agreement as of December 31, 2008, as follows:
“The ‘2008 Year-End Balance’ shall be an amount equal to $270,723, which is equivalent to the Actual Deferrals increased by interest compounded annually on such amounts at a rate of 12.5 percent from the Time of Deferral to December 31, 2008.”
3. The definition of “Normal Benefit” in Section 1(H) of the Agreement is replaced in its entirety with:
“ ‘Normal Benefit’ shall mean an amount equal to the 2008 Year-End Balance increased by interest compounded annually on the 2008 Year-End Balance at a rate equal to the Moody’s Aa Corporate Bond Index corporate bond rate as of the December 31 immediately preceding January 1, 2009 and each January 1 thereafter from January 1, 2009 until such amounts are paid to the Executive Employee.
In the event that December 31 is not a day on which the Moody’s Aa Corporate Bond Index corporate bond rate is published, the rate which shall be used shall be the Moody’s Aa Corporate Bond Index corporate bond rate published as of the closest date immediately preceding such December 31. In the event that the Moody’s Aa Corporate Bond Index ceases to be published or it is no longer possible to determine such rate, a comparable corporate bond rate determined by the Company shall be used.”
4. The definition of “Pre-Retirement Survivor’s Benefit” in Section 1(J) of the Agreement is replaced in its entirety with:
“Pre-Retirement Survivor’s Benefit” shall mean an amount equal to the Normal Benefit.”
5. Section 4.2(b) of the Agreement, entitled “Other Termination of Employment After 5 years” is replaced in its entirety by the following:

“Upon the Executive Employee’s Termination of Employment prior to the Normal Retirement Date for any reason other than death, but after completing 5 years of participation under this Agreement, the Company shall pay to the Executive Employee the Normal Benefit in 180 equal monthly installments commencing on the first day of the month coincident with or next following the Executive Employee’s 65th birthday.”
6. Except as specifically modified by this Amendment, the provisions of the Agreement shall continue in force without any changes thereto.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to the Executive Employee Supplemental Retirement Agreement as of this 25th day of February, 2010.

EXECUTIVE EMPLOYEE	DOVER CORPORATION

/s/ Robert A. Livingston, Jr.	/s/ Jay Kloosterboer

Name: Robert A. Livingston, Jr.	Name: Jay Kloosterboer Title: Vice President, Human Resources